Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Reports First Quarter 2023 Results

•
Q1 GAAP revenue of $1.04 billion, down 10% on a reported basis, or 1% on an adjusted basis
•
GAAP EPS of $0.40, a decrease of 46% year-over-year; Adjusted EPS of $0.43, a decrease of 16% year-over-year
•
GAAP operating margin of 19.7%, a decrease of 80 bps year-over-year; Adjusted operating margin of 20.5%, a decrease of 130 bps year-over-year
•
New branded digital go-to-market strategy continued momentum in Q1 with new customers up 14% and transactions up 7% globally, while U.S. outbound new customers were up 21% and transactions were up 11% 1

DENVER, May 2, 2023 – The Western Union Company (the “Company”) (NYSE: WU) today reported first quarter 2023 results.

The Company’s first quarter revenue of $1.04 billion declined 10% on a reported basis, or 1% on a constant currency basis excluding the contribution from Business Solutions, compared to the prior year period. The suspension of operations in Russia and Belarus negatively impacted revenue by approximately three percentage points, while Argentina inflation benefited revenue by approximately two percentage points. Softness in the retail money transfer business as well as the impact of promotional pricing activities related to the Company’s new branded digital go-to-market strategy was partially offset by Other, which includes the Company’s bill payments businesses and retail money order.

GAAP EPS in the first quarter was $0.40 compared to $0.74 in the prior year period. The year-over-year decrease in GAAP EPS was primarily due to the partial recognition of the Business Solutions gain in the prior year period.

Adjusted EPS in the first quarter was $0.43 compared to $0.51 in the prior year period. The year-over-year decline in adjusted EPS was driven by lower operating profit due to a $0.09 contribution from Business Solutions, Russia, and Belarus in the prior year period, partially offset by lower share count.

“I am pleased to say we exceeded our expectations in the first quarter,” said Devin McGranahan, President and Chief Executive Officer of Western Union. “This was achieved through momentum created by our 'Evolve 2025' strategic initiatives, strength in our Middle East business, and the Company’s remaining business performing in-line with our expectations.”

___________________________________

Note: for a full reconciliation between GAAP and non-GAAP metrics, please see the “Non-GAAP Measures” section of this press release.

1 New branded digital customer growth excludes the impact of Russia and Belarus

McGranahan added, “While revenue remained below our long-term aspirations for the Company, we were pleased to see a significant improvement in trajectory relative to the fourth quarter in many key markets around the world. We are particularly pleased with the ongoing momentum in our digital business with 14% growth in our new branded digital customer base, which accelerated global branded digital transaction growth to 7%. We remain focused on driving our 'Evolve 2025' strategy to become the leading provider of branded accessible financial services serving aspiring populations around the world.”

Q1 Business Results

•
C2C revenues declined 6% on a reported basis, or 5% constant currency, while transactions declined 6% compared to the prior year period. The suspension of operations in Russia and Belarus negatively impacted C2C revenue and transactions by three percentage points and six percentage points, respectively. Regionally, softness in Europe & CIS, North America, and APAC was partially offset by continued strength in LACA and strength in MEASA led by Iraq.
•
Branded digital revenue declined 7% on a reported basis, or 6% constant currency, and represented 22% and 29% of total C2C revenues and transactions, respectively. Transactions grew 7% in the quarter driven by the Company’s new go-to-market strategy. The Company expects that revenue will be adversely impacted in the near term related to its new go-to-market strategy, which includes promotional pricing activities. The suspension of operations in Russia and Belarus negatively impacted both branded digital revenue and transactions by 2 percentage points in the quarter.

Q1 Financial Results

•
GAAP operating margin in the quarter was 19.7%, compared to 20.5% in the prior year period. The adjusted operating margin was 20.5% compared to 21.8% in the prior year period. The decrease in the adjusted operating margin was primarily due to increased technology investment driven by the Company’s 'Evolve 2025' strategy and lower revenue.
•
The GAAP effective tax rate in the quarter was 16.1%, compared to 19.0% in the prior year period, with the decrease primarily due to the effects of the sale of Business Solutions offset by discrete expenses in the current period. The adjusted effective tax rate was 13.5% in the quarter, compared to 13.0% in the prior year period, with the increase primarily due to discrete expenses in the current period.
•
Cash flow from operating activities was $137 million compared to $200 million in the prior year period due to timing of payments related to expenses incurred in previous periods. The Company returned $88 million to shareholders in the first quarter through dividends.

2023 Outlook

Today, the Company reaffirmed its 2023 adjusted full year financial outlook provided on February 7, 2023. The outlook assumes no material changes in macroeconomic conditions, including changes in foreign currencies or Argentina inflation.

The 2023 outlook is as follows:

	GAAP	Adjusted
Revenue[1]	(9%) to (7%)	(4%) to (2%)
Operating Margin	18% to 20%	19% to 21%
EPS	$1.53 to $1.63	$1.55 to $1.65

1 Adjusted revenue is constant currency excluding the impact of Argentina inflation and proforma for the planned sale of Business Solutions

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. Constant currency results assume foreign revenues are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company’s website at https://ir.westernunion.com.

GAAP figures reflect an expected partial year of Business Solutions ownership, including contractual payments to the buyers, representing profits between the first and third closings. Adjusted constant currency revenue growth metrics exclude contributions from Business Solutions. Adjusted operating profit metrics exclude the following items, as applicable: contributions from Business Solutions, operating expense redeployment program costs, acquisition and divestiture costs, Russia and Belarus exit costs, and Business Solutions exit costs. Adjusted effective tax rate and adjusted earnings per share metrics exclude the following items and the related taxes, as applicable: Business Solutions gain, operating expense redeployment program costs, acquisition and divestiture costs, Russia and Belarus exit costs, Business Solutions exit costs, and the reversal of significant uncertain tax positions.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release. All amounts included in the supplemental tables to this press release are rounded to the nearest tenth of a million, except as otherwise noted. As a result, the percentage changes and margins disclosed herein may not recalculate precisely using the rounded amounts provided.

Environmental, Social, and Governance (ESG)

Western Union is committed to making a positive impact. For more details on how Western Union is addressing some of the most pressing issues facing society, our shared environment, and our Company, please view our latest ESG report: https://corporate.westernunion.com/esg.

Investor and Analyst Conference Call and Presentation

The Company will host a conference call and webcast at 4:30 p.m. ET today.

The webcast and presentation will be available at https://ir.westernunion.com. Registration for the event is required, so please register at least fifteen minutes prior to the scheduled start time. A webcast replay will be available shortly after the event.

To listen to the conference call via telephone in the U.S., dial +1 (719) 359-4580 fifteen minutes prior to the start of the call, followed by the meeting ID, which is 920 8368 6498 and the passcode, which is 123540. To listen to the conference call via telephone outside the U.S., dial the country number from the international directory, followed by the meeting ID, which is 920 8368 6498 and the passcode, which is 123540.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "intends," "targets," "anticipates," "believes," "estimates," "guides," "provides guidance," "provides outlook," "projects," "designed to," and other similar expressions or future or conditional verbs such as "may," "will," "should," "would," "could," and “might” are intended to identify such forward-looking statements. Readers of this press release of The Western Union Company (the “Company,” “Western Union,” “we,” “our,” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2022. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our business and industry, such as: changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic downturns and trade disruptions, or significantly slower growth or declines in the money transfer, payment service, and other markets in which we operate, including downturns or declines related to interruptions in migration patterns or other events, such as public health emergencies, epidemics, or pandemics, such as COVID-19, civil unrest, war, terrorism, natural disasters, or non-performance by our banks, lenders, insurers, or other financial services providers; failure to compete effectively in the money transfer and payment service industry, including among other things, with respect to price or customer experience, with global and niche or corridor money transfer providers, banks and other money transfer and payment service providers, including digital, mobile and internet-based services, card associations, and card-based payment providers, and with digital currencies and related exchanges and protocols, and other innovations in technology and business models; geopolitical tensions, political conditions and related actions, including trade restrictions and government sanctions, which may adversely affect our business and economic conditions as a whole, including interruptions of United States or other government relations with countries in which we have or are implementing significant business relationships with agents, clients, or other partners; deterioration in customer confidence in our business, or in money transfer and payment service providers generally; failure to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; our ability to adopt new technology and develop and gain market acceptance of new and enhanced services in response to changing industry and consumer needs or trends; mergers, acquisitions, and the integration of acquired businesses and technologies into our Company, divestitures, and the failure to realize anticipated financial benefits from these transactions, and events requiring us to write down our goodwill; decisions to change our business mix; changes in, and failure to manage effectively, exposure to foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; changes in tax laws, or their interpretation, any subsequent regulation, and unfavorable resolution of tax contingencies; any material breach of security, including cybersecurity, or safeguards of or interruptions in any of our systems or those of our vendors or other third parties; cessation of or defects in various services provided to us by third-party vendors; our ability to realize the anticipated benefits from restructuring-related initiatives, which may include decisions to downsize or to transition operating activities from one location to another, and to minimize any disruptions in our workforce that may result from those initiatives; our ability to attract and retain qualified key employees and to manage our workforce successfully; failure to manage credit and fraud risks presented by our agents, clients, and consumers; adverse rating actions by credit rating agencies; our ability to protect our trademarks, patents, copyrights, and other intellectual property rights, and to defend ourselves against potential intellectual property infringement claims; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; (ii) events related to our regulatory and litigation environment, such as: liabilities or loss of business resulting from a failure by us, our agents, or their subagents to comply with laws and regulations and regulatory or judicial interpretations thereof, including laws and regulations designed to protect consumers, or detect and prevent money laundering, terrorist financing, fraud, and other illicit activity; increased costs or loss of business due to regulatory initiatives and changes in laws, regulations and industry practices and standards, including changes in interpretations, in the United States and abroad, affecting us, our agents or their subagents, or the banks with which we or our agents maintain bank accounts needed to provide our services, including related to anti-money laundering regulations, anti-fraud measures, our licensing arrangements, customer due diligence, agent and subagent due diligence, registration and monitoring requirements, consumer protection requirements, remittances, immigration, and sustainability reporting including climate-related reporting; liabilities, increased costs or loss of business and unanticipated developments resulting from governmental investigations and consent agreements with or enforcement actions by regulators; liabilities resulting from litigation, including class-action lawsuits and similar matters, and regulatory enforcement actions, including costs, expenses, settlements, and judgments; failure to comply with regulations and evolving industry standards regarding consumer privacy, data use, the transfer of personal data between jurisdictions, and information security, including with respect to the General Data Protection Regulation in the European Union and the California Consumer Privacy Act; failure to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as regulations issued pursuant to it and the actions of the Consumer Financial Protection Bureau and similar legislation and regulations enacted by other governmental authorities in the United States and abroad related to consumer protection and derivative transactions; effects of unclaimed property laws or their interpretation or the enforcement thereof; failure to maintain sufficient amounts or types of regulatory capital or other restrictions on the use of our working capital to meet the changing requirements of our regulators worldwide; changes in accounting standards, rules and interpretations, or industry standards affecting our business; and (iii) other events, such as catastrophic events and management’s ability to identify and manage these and other risks.

# # #

About Western Union

The Western Union Company (NYSE: WU) is committed to helping people around the world who aspire to build financial futures for themselves, their loved ones and their communities. Our leading cross-border, cross-currency money movement, payments and digital financial services empower consumers, businesses, financial institutions and governments—across more than 200 countries and territories and nearly 130 currencies—to connect with billions of bank accounts, millions of digital wallets and cards, and a global footprint of hundreds of thousands of retail locations. Our goal is to offer accessible financial services that help people and communities prosper. For more information, visit www.westernunion.com.

WU-G

Contacts:

Media Relations:

Claire Treacy

media@westernunion.com

Investor Relations:

Tom Hadley

WesternUnion.IR@westernunion.com

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
Consolidated Metrics
Revenues (GAAP) - YoY % change		(4)%	(12)%	(15)%	(15)%	(12)%	(10)%
Adjusted revenues (non-GAAP) - YoY % change	(a)	(1)%	(4)%	(6)%	(6)%	(4)%	(1)%
Operating margin (GAAP)		20.5%	23.2%	21.3%	13.9%	19.8%	19.7%
Adjusted operating margin (non-GAAP)	(b)	21.8%	23.3%	20.6%	15.8%	20.4%	20.5%
Adjusted EBITDA margin (non-GAAP)	(b)	26.2%	27.5%	24.9%	20.2%	24.7%	25.1%

Consumer-to-Consumer (C2C) Segment Metrics
Revenues (GAAP) - YoY % change		(5)%	(9)%	(11)%	(11)%	(9)%	(6)%
Adjusted revenues (non-GAAP) - YoY % change	(f)	(3)%	(6)%	(8)%	(9)%	(6)%	(5)%

Transactions (in millions)		69.7	68.2	66.9	69.3	274.1	65.3
Transactions - YoY % change		(4)%	(13)%	(12)%	(12)%	(10)%	(6)%

Cross-border principal, as reported - YoY % change		(3)%	(12)%	(13)%	(12)%	(10)%	(3)%
Cross-border principal (constant currency) - YoY % change	(g)	(1)%	(9)%	(9)%	(9)%	(7)%	(1)%

Operating margin		20.7%	22.0%	19.7%	14.1%	19.2%	18.9%

Branded Digital revenues (GAAP) - YoY % change	(gg)	4%	(1)%	(8)%	(8)%	(3)%	(7)%
Branded Digital foreign currency translation impact	(i)	1%	2%	3%	2%	2%	1%
Adjusted Branded Digital revenues (non-GAAP) - YoY % change	(gg)	5%	1%	(5)%	(6)%	(1)%	(6)%
Branded Digital transactions - YoY % change	(gg)	0%	(3)%	(1)%	2%	0%	7%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
C2C Segment Regional Metrics - YoY % change
NA region revenues (GAAP)	(aa), (bb)	(1)%	(2)%	(5)%	(7)%	(4)%	(8)%
NA region foreign currency translation impact	(i)	0%	0%	0%	0%	0%	0%
Adjusted NA region revenues (non-GAAP)	(aa), (bb)	(1)%	(2)%	(5)%	(7)%	(4)%	(8)%
NA region transactions	(aa), (bb)	(6)%	(6)%	(5)%	(2)%	(5)%	1%

EU & CIS region revenues (GAAP)	(aa), (cc)	(14)%	(21)%	(23)%	(23)%	(20)%	(16)%
EU & CIS region foreign currency translation impact	(i)	4%	5%	7%	6%	5%	3%
Adjusted EU & CIS region revenues (non-GAAP)	(aa), (cc)	(10)%	(16)%	(16)%	(17)%	(15)%	(13)%
EU & CIS region transactions	(aa), (cc)	(7)%	(30)%	(32)%	(31)%	(25)%	(23)%

MEASA region revenues (GAAP)	(aa), (dd)	2%	(4)%	(5)%	(9)%	(4)%	5%
MEASA region foreign currency translation impact	(i)	1%	1%	2%	2%	2%	1%
Adjusted MEASA region revenues (non-GAAP)	(aa), (dd)	3%	(3)%	(3)%	(7)%	(2)%	6%
MEASA region transactions	(aa), (dd)	5%	(3)%	(1)%	(5)%	(1)%	(3)%

LACA region revenues (GAAP)	(aa), (ee)	2%	2%	0%	11%	4%	15%
LACA region foreign currency translation impact	(i)	3%	2%	4%	2%	3%	2%
Adjusted LACA region revenues (non-GAAP)	(aa), (ee)	5%	4%	4%	13%	7%	17%
LACA region transactions	(aa), (ee)	2%	4%	3%	8%	5%	9%

APAC region revenues (GAAP)	(aa), (ff)	(6)%	(10)%	(16)%	(20)%	(13)%	(8)%
APAC region foreign currency translation impact	(i)	3%	4%	5%	6%	4%	3%
Adjusted APAC region revenues (non-GAAP)	(aa), (ff)	(3)%	(6)%	(11)%	(14)%	(9)%	(5)%
APAC region transactions	(aa), (ff)	(13)%	(11)%	(11)%	(12)%	(12)%	(2)%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
% of C2C Revenue
NA region revenues	(aa), (bb)	39%	40%	40%	39%	40%	38%
EU & CIS region revenues	(aa), (cc)	29%	28%	28%	27%	28%	26%
MEASA region revenues	(aa), (dd)	17%	16%	16%	16%	16%	19%
LACA region revenues	(aa), (ee)	9%	10%	10%	12%	10%	11%
APAC region revenues	(aa), (ff)	6%	6%	6%	6%	6%	6%

Branded Digital revenues	(aa), (gg)	22%	22%	21%	21%	22%	22%

Other (primarily bill payments businesses in Argentina and the United States and money orders)
Revenues (GAAP) - YoY % change		8%	19%	0%	20%	12%	23%
Operating margin		31.7%	40.1%	33.4%	35.5%	35.4%	38.6%

% of Total Company Revenue (GAAP)
Consumer-to-Consumer segment revenues		86%	90%	90%	90%	89%	91%
Business Solutions segment revenues		8%	3%	4%	3%	5%	1%
Other revenues		6%	7%	6%	7%	6%	8%

* See the “Notes to Key Statistics” section of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures, unless already reconciled herein.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022	% Change
Revenues	$1,036.9	$1,155.7	(10)%
Expenses:
Cost of services	629.5	655.1	(4)%
Selling, general, and administrative	202.7	263.1	(23)%
Total expenses	832.2	918.2	(9)%
Operating income	204.7	237.5	(14)%
Other income/(expense):
Gain on divestiture of business (a)	—	151.4	(b)
Interest income	3.2	0.6	(b)
Interest expense	(25.0)	(24.8)	1%
Other expense, net	(1.9)	(2.5)	(19)%
Total other income/(expense), net	(23.7)	124.7	(b)
Income before income taxes	181.0	362.2	(50)%
Provision for income taxes	29.2	68.9	(58)%
Net income	$151.8	$293.3	(48)%
Earnings per share:
Basic	$0.41	$0.75	(45)%
Diluted	$0.40	$0.74	(46)%
Weighted-average shares outstanding:
Basic	374.4	393.1
Diluted	375.5	394.5

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(a)
On March 1, 2022 and December 31, 2022, the Company completed the first and second closes, respectively, of the sale of its Business Solutions business to Goldfinch Partners LLC and The Baupost Group LLC (collectively, the "Buyer"), and received cash consideration of $887.2 million, net of cash divested, subject to the remaining close and regulatory capital adjustments. The first closing excluded the operations in the European Union and the United Kingdom and the second closing included the United Kingdom operations. The third closing is expected to occur in the second quarter of 2023 and includes the European Union operations.
(b)
Calculation not meaningful.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$1,228.6	$1,285.9
Settlement assets	3,386.8	3,486.8
Property and equipment, net of accumulated depreciation of $522.7 and $512.8, respectively	103.1	109.6
Goodwill	2,034.6	2,034.6
Other intangible assets, net of accumulated amortization of $637.2 and $616.3, respectively	440.2	457.9
Other assets	790.4	859.9
Assets held for sale (a)	249.8	261.6
Total assets	$8,233.5	$8,496.3
Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued liabilities	$409.4	$464.0
Settlement obligations	3,386.8	3,486.8
Income taxes payable	742.2	725.3
Deferred tax liability, net	162.7	158.5
Borrowings	2,462.7	2,616.8
Other liabilities	346.2	384.6
Liabilities associated with assets held for sale (a)	170.7	182.5
Total liabilities	7,680.7	8,018.5

Stockholders' equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 374.4 shares and 373.5 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3.7	3.7
Capital surplus	1,004.1	995.9
Accumulated deficit	(296.8)	(353.9)
Accumulated other comprehensive loss	(158.2)	(167.9)
Total stockholders' equity	552.8	477.8
Total liabilities and stockholders' equity	$8,233.5	$8,496.3

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(a)
Includes balances associated with the Company’s Business Solutions business, which were held for sale as of March 31, 2023 and December 31, 2022, respectively.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net income	$151.8	$293.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10.2	11.3
Amortization	36.4	35.5
Gain on divestiture of business, excluding transaction costs	—	(155.8)
Other non-cash items, net	19.3	22.9
Increase/(decrease) in cash, excluding the effects of divestitures, resulting from changes in:
Other assets	(28.1)	(93.2)
Accounts payable and accrued liabilities	(62.2)	36.0
Income taxes payable	17.2	56.2
Other liabilities	(7.3)	(6.2)
Net cash provided by operating activities	137.3	200.0
Cash flows from investing activities
Payments for capitalized contract costs	(31.0)	(6.9)
Payments for internal use software	(19.6)	(12.6)
Purchases of property and equipment	(6.8)	(10.3)
Purchases of settlement investments	(124.7)	(178.4)
Proceeds from the sale of settlement investments	22.2	71.6
Maturities of settlement investments	22.4	37.4
Purchases of non-settlement investments	—	(250.0)
Proceeds from the sale of non-settlement investments	100.0	—
Proceeds from divestiture, net of cash divested	—	896.1
Other investing activities	1.1	(5.9)
Net cash provided by/(used in) investing activities	(36.4)	541.0
Cash flows from financing activities
Cash dividends and dividend equivalents paid	(88.1)	(91.8)
Common stock repurchased	(5.1)	(154.4)
Net repayments of commercial paper	(155.0)	(175.0)
Principal payments on borrowings	—	(300.0)
Proceeds from exercise of options	0.3	8.9
Net change in settlement obligations	109.1	(80.4)
Other financing activities	(0.2)	—
Net cash used in financing activities	(139.0)	(792.7)
Net change in cash and cash equivalents, including settlement, and restricted cash	(38.1)	(51.7)
Cash and cash equivalents, including settlement, and restricted cash at beginning of period	2,040.7	2,110.9
Cash and cash equivalents, including settlement, and restricted cash at end of period	$2,002.6	$2,059.2

	March 31,
	2023	2022
Reconciliation of balance sheet cash and cash equivalents to cash flows:
Cash and cash equivalents on balance sheet	$1,228.6	$1,295.8
Settlement cash and cash equivalents	737.1	685.7
Restricted cash in Other assets	36.9	24.6
Cash and cash equivalents included in Assets held for sale	—	53.1
Cash and cash equivalents, including settlement, and restricted cash at end of period	$2,002.6	$2,059.2

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions, unless indicated otherwise)

	Three Months Ended
	March 31,
	2023	2022	% Change
Revenues:
Consumer-to-Consumer	$938.3	$999.0	(6)%
Business Solutions (a)	15.4	89.1	(83)%
Other (b)	83.2	67.6	23%
Total consolidated revenues	$1,036.9	$1,155.7	(10)%
Segment operating income:
Consumer-to-Consumer	$177.8	$207.2	(14)%
Business Solutions (a)	1.9	27.5	(93)%
Other (b)	32.1	21.5	50%
Total segment operating income	211.8	256.2	(17)%
Russia/Belarus exit costs (c)	—	(11.0)	(e)
Business Solutions exit costs (c)	—	(7.7)	(e)
Operating expense redeployment program costs (d)	(7.1)	—	(e)
Total consolidated operating income	$204.7	$237.5	(14)%
Segment operating income margin
Consumer-to-Consumer	18.9%	20.7%	(1.8)%
Business Solutions (a)	12.7%	30.8%	(18.1)%
Other (b)	38.6%	31.7%	6.9%

_________________________________________________

(a)
On August 4, 2021, the Company entered into an agreement to sell its Business Solutions business to the Buyer. The sale will be completed in three closings, the first of which occurred on March 1, 2022. The second occurred on December 31, 2022 and the third is expected in the second quarter of 2023. The remaining operations of the Business Solutions business continue to be included in Revenues and Operating income until closing. During the period between the first and third closings, the Company is required to pay the Buyer a measure of profit from these operations, while owned by the Company, adjusted for other charges, as contractually agreed, which was included in Other expense, net in the Condensed Consolidated Statements of Income.
(b)
Other primarily includes the Company’s bill payment services which facilitate payments from consumers to businesses and other organizations and the Company’s money order services.
(c)
Represents the exit costs incurred in connection with the suspension of operations in Russia and Belarus and the divestiture of the Business Solutions business.
(d)
Represents severance, expenses associated with streamlining the Company's organizational and legal structure, and other expenses associated with the Company's program to redeploy expenses in its cost base through optimizations in vendor management, real estate, marketing, and people strategy, as previously announced in October 2022.
(e)
Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

Western Union’s management believes the non-GAAP financial measures presented within this press release and related tables provide meaningful supplemental information regarding the Company’s results to assist management, investors, analysts, and others in understanding the Company’s financial results and to better analyze operating, profitability, and other financial performance trends in the Company’s underlying business because they provide consistency and comparability to prior periods or eliminate currency volatility, increasing the comparability of the Company's underlying results and trends.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results and the reconciliation to the corresponding GAAP financial measure, provides a more complete understanding of the Company’s business. Users of the financial statements are encouraged to review the Company’s financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below, where not previously reconciled above.

		Notes	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
	Consolidated Metrics
(a)	Revenues (GAAP)		$1,155.7	$1,138.3	$1,089.6	$1,091.9	$4,475.5	$1,036.9
	Foreign currency translation impact	(i)	33.2	42.1	60.8	49.4	185.5	35.2
	Revenues, constant currency (non-GAAP)		1,188.9	1,180.4	1,150.4	1,141.3	4,661.0	1,072.1
	Less Business Solutions revenues, constant currency (non-GAAP)	(i), (l)	(91.9)	(40.1)	(50.4)	(34.0)	(216.4)	(16.0)
	Adjusted revenues (non-GAAP)		$1,097.0	$1,140.3	$1,100.0	$1,107.3	$4,444.6	$1,056.1
	Prior year revenues (GAAP)		$1,210.0	$1,289.7	$1,286.3	$1,284.8	$5,070.8	$1,155.7
	Less prior year revenues from Business Solutions (GAAP)	(l)	(96.5)	(99.3)	(116.8)	(109.2)	(421.8)	(89.1)
	Adjusted prior year revenues (non-GAAP)		$1,113.5	$1,190.4	$1,169.5	$1,175.6	$4,649.0	$1,066.6
	Revenues (GAAP) - YoY % change		(4)%	(12)%	(15)%	(15)%	(12)%	(10)%
	Revenues, constant currency (non-GAAP) - YoY% change		(2)%	(8)%	(11)%	(11)%	(8)%	(7)%
	Adjusted revenues (non-GAAP) - YoY % change		(1)%	(4)%	(6)%	(6)%	(4)%	(1)%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
	Consolidated Metrics cont.
(b)	Operating income (GAAP)		$237.5	$264.0	$231.8	$151.6	$884.9	$204.7
	Acquisition and divestiture costs	(k)	3.3	0.9	0.4	1.6	6.2	—
	Russia/Belarus exit costs	(m)	11.0	0.2	(0.6)	(0.6)	10.0	—
	Business Solutions exit costs	(m)	7.7	—	—	—	7.7	—
	Operating expense redeployment program costs	(o)	N/A	N/A	N/A	21.8	21.8	7.1
	Less Business Solutions operating income	(l)	(26.5)	(7.9)	(15.6)	(6.6)	(56.6)	(1.9)
	Adjusted operating income (non-GAAP)		$233.0	$257.2	$216.0	$167.8	$874.0	$209.9
	Depreciation and amortization		46.8	45.9	44.7	46.4	183.8	46.6
	Adjusted EBITDA (non-GAAP)	(j)	$279.8	$303.1	$260.7	$214.2	$1,057.8	$256.5
	Operating margin (GAAP)		20.5%	23.2%	21.3%	13.9%	19.8%	19.7%
	Adjusted operating margin (non-GAAP)		21.8%	23.3%	20.6%	15.8%	20.4%	20.5%
	Adjusted EBITDA margin (non-GAAP)		26.2%	27.5%	24.9%	20.2%	24.7%	25.1%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
(c)	Net income (GAAP)		$293.3	$194.0	$173.9	$249.4	$910.6	$151.8
	Acquisition and divestiture costs	(k)	3.3	0.9	0.4	1.6	6.2	—
	Business Solutions gain	(l)	(151.4)	—	—	(96.9)	(248.3)	—
	Business Solutions exit costs	(m)	7.7	—	—	—	7.7	—
	Russia/Belarus exit costs	(m)	11.0	0.2	(0.6)	(0.6)	10.0	—
	Operating expense redeployment program costs	(o)	N/A	N/A	N/A	21.8	21.8	7.1
	Income tax benefit from reversal of significant uncertain tax positions	(n)	N/A	N/A	(13.2)	(68.5)	(81.7)	—
	Income tax expense from other adjustments	(k), (l), (m), (o)	38.7	2.0	3.0	14.7	58.4	3.7
	Adjusted net income (non-GAAP)		$202.6	$197.1	$163.5	$121.5	$684.7	$162.6

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
	Consolidated Metrics cont.
(d)	Effective tax rate (GAAP)		19%	18%	10%	(15)%	10%	16%
	Reversal of significant uncertain tax positions	(n)	N/A	N/A	7%	32%	8%	0%
	Other adjustments	(k), (l), (m), (o)	(6)%	(1)%	(2)%	(2)%	(3)%	(2)%
	Adjusted effective tax rate (non-GAAP)		13%	17%	15%	15%	15%	14%

(e)	Diluted earnings per share (GAAP) ($- dollars)		$0.74	$0.50	$0.45	$0.65	$2.34	$0.40
	Pretax impacts from the following:
	Acquisition and divestiture costs	(k)	0.01	—	—	—	0.01	—
	Business Solutions gain	(l)	(0.38)	—	—	(0.25)	(0.64)	—
	Business Solutions exit costs	(m)	0.02	—	—	—	0.02	—
	Russia/Belarus exit costs	(m)	0.02	—	—	—	0.03	—
	Operating expense redeployment program costs	(o)	N/A	N/A	N/A	0.06	0.06	0.02
	Income tax expense/(benefit) impacts from the following:
	Reversal of significant uncertain tax positions	(n)	N/A	N/A	(0.03)	(0.18)	(0.21)	—
	Other adjustments	(k), (l), (m), (o)	0.10	0.01	—	0.04	0.15	0.01
	Adjusted diluted earnings per share (non-GAAP) ($- dollars)		$0.51	$0.51	$0.42	$0.32	$1.76	$0.43

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	1Q22	2Q22	3Q22	4Q22	FY2022	1Q23
	C2C Segment Metrics
(f)	Revenues (GAAP)		$999.0	$1,026.9	$982.4	$985.2	$3,993.5	$938.3
	Foreign currency translation impact	(i)	20.8	28.1	37.1	30.9	116.9	13.8
	Revenues, constant currency (non-GAAP)		$1,019.8	$1,055.0	$1,019.5	$1,016.1	$4,110.4	$952.1
	Prior year revenues (GAAP)		$1,050.9	$1,127.1	$1,104.5	$1,111.5	$4,394.0	$999.0
	Revenues (GAAP) - YoY % change		(5)%	(9)%	(11)%	(11)%	(9)%	(6)%
	Adjusted revenues (non-GAAP) - YoY % change		(3)%	(6)%	(8)%	(9)%	(6)%	(5)%

(g)	Cross-border principal, as reported ($- billions)		$23.8	$23.4	$23.0	$23.4	$93.6	$23.0
	Foreign currency translation impact	(i)	0.5	0.9	1.1	0.8	3.3	0.5
	Cross-border principal, constant currency ($- billions)		$24.3	$24.3	$24.1	$24.2	$96.9	$23.5
	Prior year cross-border principal, as reported ($- billions)		$24.5	$26.6	$26.5	$26.5	$104.1	$23.8
	Cross-border principal, as reported - YoY % change		(3)%	(12)%	(13)%	(12)%	(10)%	(3)%
	Cross-border principal, constant currency - YoY % change		(1)%	(9)%	(9)%	(9)%	(7)%	(1)%

	Business Solutions Segment Metrics
(h)	Revenues (GAAP)		$89.1	$35.7	$42.6	$29.5	$196.9	$15.4
	Foreign currency translation impact	(i)	2.8	4.4	7.8	4.5	19.5	0.6
	Revenues, constant currency (non-GAAP)		$91.9	$40.1	$50.4	$34.0	$216.4	$16.0
	Prior year revenues (GAAP)		$96.5	$99.3	$116.8	$109.2	$421.8	$89.1
	Revenues (GAAP) - YoY % change		(8)%	(64)%	(63)%	(73)%	(53)%	(83)%
	Adjusted revenues (non-GAAP) - YoY % change		(5)%	(60)%	(57)%	(69)%	(49)%	(82)%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

2023 Consolidated Outlook Metrics
	Notes	Range
Revenues (GAAP) - YoY % change		(9)%	(7)%
Foreign currency translation impact	(i)	1%	1%
Impact from Business Solutions	(l)	4%	4%
Revenues, constant currency, excluding Business Solutions (non-GAAP) - YoY % change		(4)%	(2)%

		Range
Operating margin (GAAP)		18%	20%
Operating expense redeployment program costs	(o)	1%	1%
Impact from acquisition and divestiture costs	(k)	0%	0%
Impact from Business Solutions	(l)	0%	0%
Operating margin, adjusted (non-GAAP)		19%	21%

		Range
Earnings per share (GAAP) ($- dollars)		$1.53	$1.63
Gain on the sale of Business Solutions	(l)	(0.06)	(0.06)
Operating expense redeployment program costs	(o)	0.08	0.08
Income taxes associated with these adjustments	(l), (o)	—	—
Earnings per share, adjusted (non-GAAP) ($- dollars)		$1.55	$1.65

Non-GAAP related notes:

(i)
Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.
(j)
Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) results from taking operating income and adjusting for depreciation and amortization expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the operating income effect of assets acquired in prior periods.
(k)
Represents the impact from expenses incurred in connection with the Company's acquisition and divestiture activity, including for the review and closing of these transactions.
(l)
During 2021, the Company entered into an agreement to sell its Business Solutions business to Goldfinch Partners LLC and The Baupost Group LLC (collectively, the "Buyer") and received cash consideration of $887.2 million, net of cash divested, subject to the remaining close and regulatory capital adjustments. The sale will be completed in three closings, the first of which occurred on March 1, 2022 with the entirety of the cash consideration collected at that time and allocated to the closings on a relative fair value basis. The first closing excluded the operations in the European Union and the United Kingdom and resulted in a gain of $151.4 million. The second closing, which includes the United Kingdom operations, occurred on December 31, 2022 and resulted in a gain of $96.9 million. The third closing, which includes the European Union operations, is currently expected in the second quarter of 2023, pending regulatory approvals. Revenues have been adjusted to exclude the carved out financial information for the Business Solutions business to compare the year-over-year changes and trends in the Company's continuing businesses, excluding the effects of this divestiture. While the sale of the Company's Business Solutions business does not qualify for or represent discontinued operations, the Company has also adjusted operating income, beginning in the first quarter of 2022 and concurrent with the sale, to exclude the carved out direct profit of the Business Solutions business. The operations of the Business Solutions business to be sold in the third closing will continue to be included in Revenues and Operating income after the second closing. However, between the first and third closings, the Company is required to pay the Buyer a measure of the profits from these operations, while owned by the Company, adjusted for other charges, and this expense is recognized in Other expense, net. Therefore, the Company believes that providing this information enhances investors' understanding of the profitability of the Company's remaining businesses. The Company has also excluded the gain on the sale, net of related taxes, from its results.
(m)
Represents the exit costs incurred in connection with the Company's suspension of its operations in Russia and Belarus and the divestiture of the Business Solutions business, primarily related to severance and non-cash impairments of property and equipment, an operating lease right-of-use asset, and other intangible assets. While certain of the expenses are identifiable to the Company's segments, the expenses are not included in the measurement of segment operating income provided to the Chief Operating Decision Maker for purposes of performance assessment and resource allocation. These expenses have been excluded from the Company's operating income, the effective tax rate, and diluted earnings per share, net of related taxes.
(n)
Represents non-cash reversals of significant uncertain tax positions. While the Company continues to reverse its uncertain tax positions upon settlements with taxing authorities, the lapse of the applicable statute of limitations, and other events, the Company has excluded certain reversals of uncertain tax positions in the third and fourth quarter of 2022 because of the significance of these reversals on its reported results.
(o)
Represents severance, expenses associated with streamlining the Company's organizational and legal structure, and other expenses associated with the Company's program to redeploy expenses in its cost base through optimizations in vendor management, real estate, marketing, and people strategy as previously announced in October 2022. Previous expenses incurred under the program included non-cash impairments of operating lease right-of-use assets and property and equipment. The expenses are not included in the measurement of segment operating income provided to the Chief Operating Decision Maker for purposes of performance assessment and resource allocation.

Other notes:

(aa)
Geographic split for transactions and revenue, including transactions initiated digitally, as earlier defined, is determined entirely based upon the region where the money transfer is initiated.
(bb)
Represents the North America (United States and Canada) (“NA”) region of the Company's Consumer-to-Consumer segment.
(cc)
Represents the Europe and the Commonwealth of Independent States (“EU & CIS”) region of the Company's Consumer-to-Consumer segment.
(dd)
Represents the Middle East, Africa, and South Asia (“MEASA”) region of the Company's Consumer-to-Consumer segment, including India and certain South Asian countries, which consist of Bangladesh, Bhutan, Maldives, Nepal, and Sri Lanka.
(ee)
Represents the Latin America and the Caribbean (“LACA”) region of the Company’s Consumer-to-Consumer segment, including Mexico.
(ff)
Represents the East Asia and Oceania (“APAC”) region of the Company’s Consumer-to-Consumer segment.
(gg)
Represents transactions conducted and funded through websites and mobile applications marketed under the Company’s brands (“Branded Digital”).